EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc., hereby consents to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our summary report dated January 18, 2019 included in the Annual Report on Form 10-K of Midstates Petroleum Company, Inc. for the fiscal year ended December 31, 2018, as well as in the notes to the financial statements included therein. We hereby further consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our summary report dated January 18, 2019, into Midstates Petroleum Company, Inc.’s previously filed Registration Statements File No. 333-214213 on Form S-8 and File No. 333-215602 on Form S-3.

By:	/s/ J. ZANE MEEKINS
	Name:	J. Zane Meekins
	Title:	Executive Vice President

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693

Fort Worth, Texas

March 14, 2019